Morgan Stanley & Co. International plc

25 Cabot Square, Canary Wharf

London, E14 4QA

United Kingdom

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, N.Y. 10010

United States of America

Jefferies LLC

520 Madison Avenue

New York, New York 10022

United States of America

As representatives of the underwriters

VIA EDGAR

April 27, 2017

David Lin, Staff Attorney

William Dorton, Staff Attorney

Marc Thomas, Staff Accountant

Gus Rodriguez, Staff Accountant

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	China Rapid Finance Limited (the “Company”)
Withdrawal of Underwriter Acceleration Letter dated April 24, 2017

Dear Ladies and Gentlemen:

We hereby withdraw, with immediate effect, the Underwriter Acceleration Letter dated April 24, 2017 with respect to the Registration Statement on Form F-1, as amended (Registration No. 333-217064) and Registration Statement on Form 8-A (Registration No. 001-38051) of Company.

[Signature page follows]

Very truly yours,

MORGAN STANLEY & CO. INTERNATIONAL PLC

CREDIT SUISSE SECURITIES (USA) LLC

JEFFERIES LLC

As representatives of the underwriters

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ Daniel Wetstein
Name:	Daniel Wetstein
Title:	Managing Director

Signature Page to Withdrawal Letter

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Anthony Kontoleon
Name:	Anthony Kontoleon
Title:	Managing Director

Signature Page to Withdrawal Letter

JEFFERIES LLC

By:	/s/ Andrea H. Lee
Name:	Andrea H. Lee
Title:	Managing Director

Signature Page to Withdrawal Letter